Exhibit 99.1

艾瑞咨询：2010年中国搜索引擎年度数据发布

iResearch: 2010 Annual Data Release of Search Engines in China

市场规模：2010年中国搜索引擎市场规模达109.8亿元  快速扩张

Market size: Chinese market for search engines reached 10.98 billion Yuan in 2010, with a fast expanding

根据iResearch艾瑞咨询即将推出的《2009-2010年中国搜索引擎行业发展报告》统计，以运营商营收总和计算中国搜索引擎市场规模，2010年中国搜索引擎市场规模达109.8亿元（约合16.5亿美元），相比2009年的69.6亿元年同比增长57.7%。

According to the statistics in the upcoming 2009-2010 Development Report of Search Engine Industry in China by iResearch, the search engine market size in China calculated in line with the statistics by network operators has reached 10.98 billion Yuan (1.65 billion US dollars), which amounts to 57.7% yearly growth compared with the 6.96 billion Yuan in 2009.

艾瑞咨询分析上述数据认为，中国搜索引擎市场呈现快速增长的态势，其原因在于：第一，2010年中国经济形势回暖，广告主，尤其是中小企业广告主营销预算随之升温；第二，经济危机时期，品牌广告主通过尝试性投放，产生惯性消费；第三，谷歌中国的战略性调整，缩短了百度推广系统的调整期，其点击率的提升、可选关键词的增多、CPC的升高等因素也一定程度促进了ARPU的提升。

After analyzing the above statistics, iResearch thinks that the search engine market in China is rapidly expanding because of the following reasons: firstly, the economy was recovering in 2010 so that advertisers, especially the ones from SMEs increased their marketing budget; secondly, in the period of economic crisis, the brand advertisers tried tentative advertisement and were caught in inertial consumption; thirdly, the strategic adjustment of Google has shortened the adjustment phase of Baidu, which increased its click rate, tags for selection and CPC, and further increased its ARPU.

艾瑞预测2011年中国搜索引擎市场的发展认为，百度的推广系统在2010年完成顺利切换，搜索广告收入增长逐渐稳定；搜狗、搜搜等运营商基于流量的积累，营销收入的增长得以体现，艾瑞预计2011年中国搜索引擎市场规模将呈现55%左右的增幅。

iResearch predicts that in 2011 in the search engine market in China, Baidu will have a stable increase of advertisement income because of its successful system switch in 2010; network operators such as Sogou and Soso will also have an increase in marketing revenue because of traffic accumulation. iResearch predicts that in 2011 the search engine market in China will have an increase of about 55%.

2005-2014 Market Size and Predictions for Search Engines in China

Source: financial statements of listed companies, interviews with companies, prediction model statistics and preliminary estimates of iResearch. Market size is defined as total revenue scale of network operators. The statistics of 2010 is a predicted value, and will be modified in 2010-2011 Development Report of Search Engine Market in China.

行业数据：2010年搜索市场规模占网络广告规模比重下降

Data of the industry: the proportion of search engine market size in the online advertising size is reduced in 2010

根据艾瑞咨询统计，搜索引擎占总体网络广告市场规模的比重在2010年达到30.8%，在热点事件拉动品牌广告投放剧增的背景下，基本保持稳定。

According to statistics of iResearch, the proportion of search engine market size in the online advertising size was 30.8% in 2010, and this proportion was stabilized in the context of great increase in brand advertisement attracted by hot events.

艾瑞咨询预计， 2011年中国搜索引擎占网络广告市场规模比重将有所回升，其原因在于：2010年受热点事件作用影响较大的品牌广告规模的增长态势在2011年有所回归；其次，随着2010年新的推广系统为广告主普遍接受，精准营销及效果营销的理念逐渐普及深入，搜索引擎将会获得更多广告主的认可，艾瑞预测2011年该比重将达到33.2%。

Search Engine Market Size in China (¥100 m)

 Annual Growth Rate (%)

iResearch predicts that in 2011, the proportion of search engine in China in online advertising market will increase because of the following reasons: firstly, in 2011,  the growth state of brand advertisements that had been affected by hot events in 2010 will return to their marketing scale; secondly, with the general acceptance of advertisers for the newly promoting system in 2010, the concepts of accurate marketing and effect marketing were gradually popularized, so that the search engine will gain recognition from more advertisers. iResearch predicts that in 2011, the proportion will reach to 33.2%.

2005-2014 Proportion Increase of Search Engine Market Size in the Online Advertising Size

Note: Online advertisement market size = search engine market size + brand advertisement market size, and brand advertisements include graphic ads, rich media ads, email ads, classified ads and fixed text chain ads, etc.

Source: financial statements of listed companies, interviews with companies, prediction model statistics and preliminary estimates of iResearch. Market size is defined as total revenue scale of network operators. The statistics of 2010 is a predicted value, and will be modified in 2010-2011 Development Report of Search Engine Market in China.

用户规模：2010年中国搜索引擎用户达3.8亿人，用户覆盖率为82.3%

User size: users of search engine in China reached 380 million, accounting for 82.3% of user coverage

艾瑞咨询根据CNNIC统计的中国互联网用户数量并结合网民连续用户行为研究系统iUserTracker的最新数据研究发现，2010年中国搜索引擎用户规模（定义为半年内产生一次搜索请求的用户数量，不计入网址导航用户数量）预计将达3.8亿人，相比2009年的3.2亿人年同比增长18.8%，预计到2011年，中国搜索引擎用户规模将接近4.5亿人，而到2014年后，用户规模将达到6亿人左右。

Proportion of Brand Advertisement Market Size (%)

Proportion of Search Engine Market Size (%)

According to the statistics of CNNIC on the number of Internet users in China and the newest statistics of iUserTracker (continuous user action research system of net citizens), iResearch has found that the user scale of search engine in China (definition: the number of users who have requested for one search in 6 months, excluding the number of site navigation user) in 2010 would be 380 million, with a 18.8% annual growth compared with the 320 million in 2009. The predicted number of 2011 will reach 450 million, and about 600 million for the year of 2014.

另据艾瑞咨询分析统计，2010年底中国搜索引擎用户数量占互联网用户数量比例达82.3%，相对2009年而言，实现微幅增长。而未来几年，搜索引擎的用户覆盖率将继续保持微幅增长态势，这是由于一方面，一淘网等垂直搜索引擎的进入使更多垂直领域用户接触搜索引擎应用，提高搜索用户使用比例；另一方面新晋互联网初级用户众多，其中掌握输入法等技能有能力产生搜索请求的的用户比例，与之前相比会有所降低，用户覆盖率增速相对早些年会有所减缓。艾瑞咨询分析认为，随着互联网和搜索引擎服务的进一步渗透，搜索引擎在互联网用户中的覆盖率将保持稳定并略有微幅上升态势。但对比中国总人口情况来看，搜索引擎用户占总人口数不足15%，中国搜索引擎用户规模仍然有很大扩展空间。

According to the analytic statistics of iResearch, the user number of search engine in China accounts for 82.3% of the total number of net citizens in China, with a slight increase compared with that of 2009. In coming years, the coverage rate of search engine users will continue to have a slight increase, because on one hand, vertical search engines such as etao.com bring more vertical search engine users into the figure, thus increasing the number of search engine users; on the other hand, the number of new Internet users is large, but the number of those who have skills such as input methods and can produce search requests is relatively small, so that the proportion of those who use search engines will decrease, and the speed increase will be slowed down compared t with early years. The analytic statistics of iResearch shows that the further percolation of the Internet and the search engines will lead to steadiness and slight increase of search engine coverage rate. But compared with the total population of China, the number of search engine users accounts for less than 15%, so that there are still upside potential for the search engine user scale.

2002-2014 Coverage Rate of Search Engine Users in China

Note: Search engine user coverage rate in China means the proportion of search engine users in the total number of Chinese net citizens. Definition of user scale: the number of users who have requested for one search in 6 months (excluding the number of site navigation user), and before the end of the year.

Source: prediction model statistics and preliminary estimates of iResearch. The statistics of 2010 is a predicted value, and will be modified in 2010-2011 Development Report of Search Engine Market in China.

竞争现状：搜索市场进一步集中，二线运营商积极开拓

Current situation of competition: further centralization of search market, and second-line network operators exploring the market

2010年中国搜索引擎市场集中程度增高：百度和谷歌营收份额之和超97.6%，基本垄断中国搜索引擎市场。而谷歌事件后，市场出新缺口，二线运营商趁势积极发展搜索业务，扩张市场规模。

Market centralization increased in search engine market in China in 2010: market share of Baidu and Google accounts for more than 97.6%, basically dominating the search engine market in China. And after the Google Incident, a new market gap emerged, so that second-line network operators actively explored search industry for market expansion.

User Scale of Search Engine in China (%)

User Coverage Rate (%)

2010年谷歌退出中国，google.cn停止服务，其域名直接跳转至google.com.hk，代为提供中文搜索服务。受这一事件的影响，其市场份额下降至26.0%，比2009年下降了6.2个百分点，市场出现缺口。此时百度依托既有的资源及产品优势和进一步的创新，占据了71.6%的市场营收份额，继续保持领先地位。而其他运营商方面，搜狐正式宣布旗下搜狗与阿里巴巴成立合资公司，独立运营；而腾讯宣布成立搜搜事业部，大力发展搜索业务，创新和提升搜索体验，为搜索业务进行资源储备。 二线运营商对搜索的大力发展激化了搜索市场的竞争，其发展态势值得进一步关注。

In 2010, Google retreated from the Chinese market, and google.cn stopped operation. The domain name of it has jumped to google.com.hk, which would provide Chinese search service. Affected by this incident, its market share dropped to 26.0%, 6.2% lower than that of 2009, and the market gap was thus created. At the meantime, by relying on existing resources, product advantage and further innovation, Baidu accounted for 71.6% of market share, continuing its leading position in the market. As for other operators, Souhu officially announced that Sogou, a unit of its brand, was to establish a joint venture with Alibaba for independent operation; Tencent announced that Soso Business Division was established for search operations, and that they would innovate and optimize the search engine for resource reserve. The rapid development of second-line network operators intensified market competition, and the development trend is worth noticing.

2010 Revenue Share of Search Engine Market in China

Total revenue of search engine market in China in 2010 is 10.98 billion Yuan

Source: financial statement of listed companies, interviews with companies, prediction model statistics and preliminary estimates of iResearch. For reference only Market size is defined as total revenue scale of network operators.

发展趋势：中国搜索引擎市场将出现新一轮增长

Development tendency: search engine market in China will have another round of increase

　　艾瑞展望中国搜索引擎市场发展趋势认为，基于以下两点因素，中国搜索引擎行业的高速发展具备持续性：第一，中国互联网的进一步普及和效果营销意识的逐渐渗透；第二，电子商务的迅速发展构成搜索营销增长的刚性需求。市场竞争方面，2010年的谷歌事件催生了搜搜、搜狗、一淘、有道等运营商的发力，使得未来市场的多元化竞争成为可能，近三年内，基于流量方面的争夺和竞争将更加激烈。产品方面，第一，桌面软件（IM/词典/浏览器）和搜索服务的结合将更加普遍，并且成为新进者迅速切入市场的突破点；第二，垂直领域的优秀厂商通过合作或自主研发进入搜索市场可以预见；第三，微博的高速发展，使得实时搜索的发展具备想象空间。

After analyzing the development tendency of the search engine market in China, iResearch thinks that this industry will have a sustainable development because of the following two reasons: first, further popularization of Internet in China and growing awareness of effect marketing; second, rapid development of e-commerce brings about rigid demand of search marketing. In the aspect of market competition, the Google Incident of 2010 resulted in the development of operators such as Soso, Sogou, Etao and Youdao, making it possible for diversified competition in future market. In next three years, contention and competition on traffic  will be fiercer. In the aspect of product, firstly, the combination of desktop software (IM/dictionary/browser) and search engine will be more common, and even be the breakthrough point for new operators to enter into the market; secondly, it is sure that vertical operators of good credit will enter the search market through cooperation or independent research and development; thirdly, rapid development of micro blogs makes it possible for the development of real time search.